ACQUISITION AGREEMENT

           This ACQUISITION AGREEMENT is entered into and made effective as of the 24th day of January, 2011 by and between Stanford Management Ltd.,  a Delaware Corporation ("SFML" or “Buyer”); Organ Transport Systems, Inc., a Nevada Corporation ("OTS”); and Healthcare of Today, Inc, a California Corporation (“Healthcare” or “HOTI”), the sole Shareholder of OTS (“Seller”).

WHEREAS, Seller is the one hundred (100) percent controlling shareholder of OTS, and upon the terms and conditions set forth below, Seller desires to transfer all of the shares of OTS owned by Seller to Buyer, such that, following such transaction, OTS will be a wholly-owned subsidiary of Buyer; and

           WHEREAS, for United States federal income tax purposes, the Parties to this Agreement intend that the transactions described in this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

           NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.    SALE AND PURCHASE OF SHARES.

1.1           PURCHASE.  Subject to the terms and conditions herein set forth, SFML hereby agrees to purchase and Seller hereby agrees to sell one hundred percent (100%) of the issued and outstanding shares of OTS (“OTS Shares”) to SFML.

1.2 CONSIDERATION.  The consideration for one hundred percent (100%) of the outstanding shares of OTS shall be:

1.2.1         Share Consideration.  The share consideration to be issued to HOTI  upon the Closing of the acquisition for one hundred percent (100%) of the outstanding shares of OTS on a fully diluted basis shall be that number of  shares of common stock of SFML that is equal to sixty (60) percent of the resulting common shares of SFML issued and outstanding on a fully diluted basis at and as a result of the Closing (“SFML Common Shares”). As an example, if SFML has 52,170,000 shares of common stock issued and outstanding at the time of Closing, then the SFML Common Shares issued to HOTI at Closing would be 78,255,000 common shares.

1.2.2  Anti-Dilution. The SFML Common Shares issued to HOTI at Closing shall be granted anti-dilution protection, such that, in the event that additional shares of stock of SFML are issued at any time in the future for any reason, then additional shares shall be issued to HOTI, at no additional. Cost or expense to HOTI,  in an amount equal to the number of shares required so that the resulting share ownership and voting power of HOTI shall at all times remain at sixty (60) percent of the shares outstanding and the total vote of all shares entitled to vote.

2.  REPRESENTATIONS AND WARRANTIES

2.1           REPRESENTATIONS AND WARRANTIES OF OTS.  OTS represents and warrants as follows:

a)        CORPORATE ORGANIZATION AND GOOD STANDING.  OTS is duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b)         CORPORATE AUTHORITY.  OTS has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)        AUTHORIZATION.  Execution of this Agreement has been duly authorized and approved by OTS and  the Seller.

   d)           CAPITALIZATION.

(1)    The authorized capital stock of OTS consists of 50,000,000 shares of OTS Common Stock $0.001 par value. At December 15, 2010, (i) 18,717,746 shares of OTS Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of any preemptive rights; (ii) no shares of OTS were reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase shares; and (iii) no shares of OTS stock were held in the treasury of OTS.  Except as set forth above, as of the date hereof, no shares or other voting securities of OTS are issued, reserved for issuance or outstanding and no shares or other voting securities of OTS shall be issued or become outstanding after the date hereof.  There are no bonds, debentures, notes or other indebtedness or securities of OTS that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of OTS may vote, other than (i) a convertible note to Musculoskeletal Transplant Foundation with a balance of $822,217 as of December 31, 2009, plus accrued interest year to date 2010, convertible into OTS common shares at $1.00 per share and (ii) convertible notes to various OTS management.  All shares of OTS subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. At Closing, the convertible notes referenced above shall be converted into two (2) year convertible notes of SFML on the same general terms, except that none of the notes issued by SFML may be converted into common stock of SFML for a period of one (1) year after Closing.

(b) (2)           OTS has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of OTS stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of OTS.  None of the outstanding equity securities or other securities of OTS was issued in violation of the Securities Act of 1933 or any other legal requirement.

e)        LITIGATION.  To the knowledge of OTS, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Company.

f)	FINANCIAL STATEMENTS.

(i) Seller has furnished or made available to Buyer, or will make available to Buyer prior to the Closing Date, true and complete copies of the audited financial statements of OTS for  its past two fiscal years (the “Buyer Financial Statements”), and Seller shall furnish or make available to Buyer true and complete copies of OTS's financial statements for all monthly periods ending after its most recent fiscal year up to and including the Closing Date.

                                                 (ii) The OTS Financial Statements were prepared in accordance with  GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the subsequent quarterly periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of Buyer as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

g) ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) OTS has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii)  OTS has not taken and will not take any of the actions that OTS has agreed not to take from the date hereof through the Closing.

h) UNDISCLOSED LIABILITIES.  OTS has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of OTS as of the end of the most recent fiscal year  included in the OTS Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

i) LEGAL PROCEEDINGS.  OTS is not a party to any, and there is no pending or, to the knowledge of OTS, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against OTS, or any of its officers or directors which, if decided adversely to OTS, would, individually or in the aggregate, be material to OTS.  There is no injunction, order, judgment or decree imposed upon OTS, or any of its officers or directors, or the assets of OTS.

j) TAXES AND TAX RETURNS.

(c) (i) OTS has filed or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) OTS has paid or caused to be paid all taxes that are due and payable by any of such companies, other than taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with  GAAP) in the OTS Financial Statements, and (iv) OTS does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the OTS Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(d) No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to OTS’s knowledge, threatened with regard to any taxes or tax returns of OTS.  No issue has arisen in any examination of the OTS by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of OTS made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(e) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Buyer, nor has OTS given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

k) COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(f) OTS has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(g) OTS has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization.  All such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of OTS, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

l) There are no governmental orders applicable to OTS which have had a Material Adverse Effect on OTS.

               m)  MATERIAL CONTRACTS.  There are no material contracts of OTS currently in existence except as disclosed in a Schedule hereto.

n) ASSETS.  OTS owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to OTS and which are material to the operations and business of OTS are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, OTS holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all liens of any kind or character.

o) Environmental Liability.  OTS is in compliance with all applicable environmental laws.  To the knowledge of OTS, there are no liabilities of OTS of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and, to the knowledge of OTS, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

p) Insurance.  OTS has in full force and effect the insurance coverage with respect to its business.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid, and OTS is otherwise in compliance in all material respects with the terms of such policies.  OTS has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

q) INTELLECTUAL PROPERTY. OTS has no intellectual property except as disclosed in a Schedule to this Agreement.

r) INTERESTS OF OFFICERS AND DIRECTORS.  Except as disclosed herein, none of the officers or directors of OTS has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of OTS, or in any supplier, distributor or customer of OTS, or any other relationship, contract, agreement, arrangement or understanding with OTS, except  for the normal ownership interests of a shareholder and employee rights.

s) BROKER’S FEES.  OTS has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

t) CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of OTS has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of OTS, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

2.2           REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants as follows:

     a)       CORPORATE ORGANIZATION AND GOOD STANDING.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

      b)              CORPORATE AUTHORITY.  Buyer has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

                      c)               NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Buyer is bound.

     d)   REPORTING STATUS. Buyer is a fully reporting public company under Section 15(d) of the Securities and Exchange Act of 1934, and is current on its filing obligations under Section 15.  Buyer has filed all required periodic reports with the Securities & Exchange Commission (the "Commission") on Forms 10-Q and 10-K through the fiscal year ended August 31, 2010, and all required Form 8-K reports, all such reports are true and correct in all material respects and contain no misrepresentation of a material fact or omission of a material fact.  The common shares of Buyer are quoted  on the OTC Markets OTCqb under the symbol "SFML".  At the time of Closing, Buyer will be quoted on the FINRA OTC BB.  Buyer has not received and there are no outstanding Commission Staff comment letters, stop orders or other regulatory actions, and no letters, comments, investigations or other actions pending or threatened by the Commission or by the Financial Industry Regulatory Authority (FINRA) against or relating to Buyer and there are no outstanding fees, fines or other amounts due to FINRA, the SEC, PCAOB or any other regulatory agency..

      e)    CAPITALIZATION.

(i) On the date of this Agreement, 500,000,000 shares of $0.001 par value common stock are authorized and 52,170,000 shares of common stock of Buyer are issued and outstanding, all of the shares of common stock issued are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive rights.  There is no class of preferred  stock of Buyer. (ii) no shares of Buyer are reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase shares; and (iii) no shares of Buyer stock are held in the treasury of Buyer.  Except as set forth above, as of the date hereof, no shares or other voting securities of Buyer are issued, reserved for issuance or outstanding and no shares or other voting securities of Buyer shall be issued or become outstanding after the date hereof, save for those Shares to be issued pursuant to this Agreement.  There are no bonds, debentures, notes or other indebtedness or securities of Buyer that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.  All shares of Buyer subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(ii) Buyer has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of Buyer stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Buyer.  None of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act of 1933 or any other legal requirement.

u)	AUTHORITY; NO VIOLATION.

                                    (i) Buyer has full corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer.  Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

(ii) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Registration or Constitution or the certificates of registration or constitution, or other charter or organizational documents, of Buyer or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets, the violation of which would have a material adverse effect, or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of Buyer under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which is a party, or by which its properties, assets or business activities may be bound or affected.

v)	FINANCIAL STATEMENTS.

             (i) Buyer has furnished or made available to Seller, or will make available to Seller prior to the Closing Date, true and complete copies of the audited financial statements of Buyer for the past two fiscal years (the “Buyer Financial Statements”), and Buyer shall furnish or make available to Seller true and complete copies of Buyer's financial statements for all monthly periods ending after its most recent fiscal year up to and including the Closing Date.

                                                 (ii) The Buyer Financial Statements were prepared in accordance with  GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the subsequent quarterly periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of Buyer as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

w) ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) Buyer has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii)  Buyer has not taken and will not take any of the actions that Buyer has agreed not to take from the date hereof through the Closing.

x) UNDISCLOSED LIABILITIES.  Buyer has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet (and the related notes thereto) of Buyer as of the end of the most recent fiscal year  included in the Buyer Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

y) LEGAL PROCEEDINGS.  Buyer is not a party to any, and there is no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Buyer, or any of its officers or directors which, if decided adversely to Buyer, would, individually or in the aggregate, be material to Buyer.  There is no injunction, order, judgment or decree imposed upon Buyer, or any of its officers or directors, or the assets of Buyer.

z) TAXES AND TAX RETURNS.

(a) (i) Buyer has filed or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) Buyer has paid or caused to be paid all taxes that are due and payable by any of such companies, other than taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with  GAAP) in the Buyer Financial Statements, and (iv) Buyer does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Buyer Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to Buyer’s knowledge, threatened with regard to any taxes or tax returns of Buyer.  No issue has arisen in any examination of the Buyer by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of Buyer made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Buyer, nor has Buyer given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

aa) COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(a) Buyer has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b) Buyer has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material.  Except as would not be material to Buyer, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Buyer, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

bb) GOVERNMENT ORDERS. There are no governmental orders applicable to Buyer which have had a Material Adverse Effect on Buyer.

cc)  MATERIAL CONTRACTS.  There are no material contracts of Buyer currently in existence.

dd) ASSETS.  Buyer owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to Buyer and which are material to the operations and business of Buyer are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, Buyer holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all liens of any kind or character.  At Closing all assets and liabilities of Buyer shall be disposed of and Buyer shall have no assets or liabilities.

ee) ENVIRONMENTAL LIABILITY.  Buyer is in compliance with all applicable environmental laws.  To the knowledge of Buyer, there are no liabilities of Buyer of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and, to the knowledge of Buyer, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

ff) INSURANCE.  Buyer has no insurance coverage with respect to its business.  INTELLECTUAL PROPERTY. Buyer has no intellectual property.

gg) INTERESTS OF OFFICERS AND DIRECTORS.  Except AS DISCLOSED HEREIN, None of the officers or directors of Buyer has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of Buyer, or in any supplier, distributor or customer of Buyer, or any other relationship, contract, agreement, arrangement or understanding with Buyer, except  for the normal ownership interests of a shareholder and employee rights.

hh) BROKER’S FEES.  Buyer has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ii) CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of Buyer has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Buyer, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

3.  CONDITIONS PRECEDENT

3.1           Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

a)        No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b)        Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2           Conditions to Seller’s Obligations. The obligations of Seller shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Seller:

a)        Representatives and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b)        Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

c)        All liabilities of Buyer at Closing shall be paid or converted into common stock of Buyer and all outstanding options, warrants or other rights to convert into shares of stock of Buyer, shall have been converted or cancelled.

d)        Buyer shall have established standing orders with its transfer agent, in form satisfactory to HOTI, that will cause the issuance of additional shares to HOTI such that HOTI will at all times maintain sixty (60) ownership and voting control of Buyer.

3.3           Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:

a) Representatives and Warranties of OTS. The representations and warranties of OTS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

b) Audit of OTS.  OTS shall have delivered final audited financial statements for its fiscal years ended December 31, 2008 and 2009.

c)      Performance of Seller and OTS. Seller and OTS shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1           Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of OTS, unless otherwise agreed by the Parties, immediately upon the full execution of this Agreement, and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree.  All  proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The date of Closing may be accelerated or extended by agreement of the parties.

    Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2           Deliveries by Seller and OTS. At Closing, Seller shall make the following deliveries to Buyer:

a)        Certified resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement.

b)        Stock certificates of OTS representing all of the issued and outstanding stock of OTS, fully endorsed for transfer to Buyer.

4.3           Deliveries by Buyer. At Closing, Buyer shall make the following deliveries to Seller:

a)        Stock certificates representing the SFML Common Shares issued in the name of Seller or its designee;

c) Certified resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement.

d) Certified resolutions of the Board of Directors of Buyer appointing the designees of Seller as directors of Buyer at Closing along with resignations of the existing officers and directors of Buyer effective at Closing.

5.  INDEMNIFICATION AND ARBITRATION

5.1.           Indemnification. The Seller and OTS, on the one hand, and the Buyer, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, including attorneys fees and costs, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

5.2           Arbitration and Governing Law. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada.

a)        The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of Nevada.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

b)        The law applicable to the arbitration and this Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

c)        The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d)   Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e)   Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

f)   In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g)  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h)  It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6.  GENERAL PROVISIONS.

6.1           FURTHER ASSURANCES.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

6.2           WAIVER.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.3           BROKERS.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

6.4           NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to Seller and OTS, to:

Healthcare of Today, Inc
2219 W Olive Ave #266
Burbank, CA 91506
Attention Henry Jan, CEO

with a copy to:

Healthcare of Today, Inc.
1365 N. Courtenay Parkway, Suite A
Merritt Island, FL 32953
Attention Robert Hipple, CFO and Corporate Counsel
Telephone:  321-452-9091
Facsimile:    321-452-9093

               Organ Transport Systems, Inc.
6170 Research Road
Frisco, Texas 75034
Attention Michael Holder, CEO
Telephone: 972-533-1941
Facsimile:  214-224-0146

If to Buyer, to:

Stanford Management Ltd.
2431 M. de la Cruz Street
Pasay City, Phillipines

with a copy to:

International Securities Group Inc.
5614E Burbank Rd SE
Calgary, Alberta T2H 1Z4
Telephone:  403-693-8000
Facsimile:   403-272-3620

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

6.5           ASSIGNMENT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

6.6           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

6.7           REVIEW OF AGREEMENT.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

6.8           SCHEDULES.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

STANFORD MANAGEMENT LTD.

BY:_/s/ Jancy Boy Gregorio
                    Jancy Boy Gregorio
ITS: CEO
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ORGAN TRANSPORT SYSTEMS, INC.

BY:_/s/  Michael B. Holder____
                      MICHAEL HOLDER
ITS: CEO

HEALTHCARE OF TODAY, INC.

BY:___/s/ Henry Jan__________
                      HENRY JAN
ITS: CEO